Contacts:

Lisa D. Lettieri

Vice President of Investor Relations

Champion Enterprises

(248) 340-9090

llettieri@championhomes.net

OR

Phyllis Knight,

Executive Vice President and CFO

Champion Enterprises

(248) 340-9090

Champion Enterprises Reports 44 Percent Increase in Sales and

67 Percent Increase in Income from Continuing Operations in Fourth Quarter

Manufacturing Margins Increase to 7.7 percent for the Quarter and

7.6 percent for the Year

AUBURN HILLS, Mich., Feb. 9, 2006 – Champion Enterprises, Inc. (NYSE: CHB), a leader in the factory-built housing industry, today announced results for the fourth quarter and fiscal year ended December 31, 2005. Revenues for the quarter increased 44 percent to $375.5 million, compared to $260.1 million for the fourth quarter of 2004. Income from continuing operations increased 67 percent to $6.2 million or $0.08 per diluted share, compared to $3.7 million or $0.05 per diluted share for the fourth quarter of 2004. Net income in the fourth quarter of 2005 was reduced $9.0 million, or approximately $0.12 per diluted share, for the previously announced cost of debt retirement.

Revenues for the full year 2005 increased 25 percent to $1.27 billion, compared to $1.01 billion reported for 2004. Income from continuing operations in 2005 increased 82 percent to $42.2 million, or $0.54 per diluted share, compared to $23.1 million, or $0.29 per diluted share last year. Net income for 2005 increased 122 percent to $37.8 million, or $0.48 per diluted share, versus $17.0 million, or $0.21 per diluted share in 2004.

Fourth Quarter 2005 Highlights

•

Manufacturing net sales increased 38 percent, to $350.2 million, from $253.7 million in the fourth quarter of 2004. These results were favorably impacted by the shipment of 1,372 manufactured homes to the Federal Emergency Management Association (FEMA) in the fourth quarter, representing revenues totaling approximately $47 million. The remaining 628 homes have now been shipped, and represent revenues totaling approximately $22 million that will be recorded in the first quarter of 2006.

•	Excluding shipments to FEMA, manufacturing net sales increased 19 percent for the fourth quarter.

•	Manufacturing segment income for the fourth quarter climbed 75 percent, to $27.0 million, from $15.4 million in the fourth quarter of 2004.

•

The Company reported manufacturing margins of 7.7 percent, compared to 6.1 percent in the fourth quarter of 2004, making this our eleventh consecutive quarter of year-over-year improving segment margins.

•

Revenues from the sale of modular homes increased 78 percent to $83.2 million, or approximately 24 percent of manufacturing revenues, during the fourth quarter of 2005, compared to $46.8 million, or approximately 19 percent of manufacturing revenues, for the same period last year. A portion of this increase was the result of the acquisition we completed earlier last year.

•	Backlogs at the end of 2005 totaled approximately $147 million compared to $90 million at the prior year-end and $170 million at the end of the third quarter of 2005 (excluding the FEMA order).

•

Champion’s average selling price per home increased 4 percent to $45,600, resulting both from continued increases in raw material costs and a greater mix of modular homes sold, despite the impact of the lower average selling price of the FEMA homes shipped during the quarter.

•

The Company’s California-based retail segment sales increased 24 percent to $34.6 million, compared to $28.0 million for the fourth quarter of 2004. Retail segment income was $2.1 million for the quarter, compared to $1.3 million in the prior year quarter.

•

During the fourth quarter of 2005, Champion completed its tender offer and consent solicitation for its 11-¼ percent Senior Notes due 2007. In connection with the tender, the Company entered into a new $200 million credit facility to finance the tender, provide working capital through a revolving credit facility and a back up credit facility to support the Company’s letters of credit.

•

Cash used for continuing operations was $1.3 million for the quarter driven by a significant increase in working capital. Our contract with FEMA negatively impacted our year-end investment in working capital by an estimated $17 million, all of which is expected to reverse during the first quarter of 2006. This was caused by higher year-end inventory and receivables as a result of FEMA’s inability to take delivery of all 2,000 homes as scheduled.

•	Cash and cash equivalents were approximately $127 million at quarter end.

•	Tax loss carryforwards total approximately $180 million as of the end of 2005.

Champion elected in the fourth quarter to adopt SFAS 123(R), “Share-Based Payment”. The adoption of SFAS 123(R) that, among other things, calls for the valuation of qualifying stock compensation at the grant date share price, was effective as of the beginning of 2005 and required the restatement of previously reported quarters in 2005. An aggregate reduction in stock compensation expense totaling $1.3 million was recorded, including $1.4 million, or $0.02 per diluted share, in the third quarter of 2005, resulting in restated income from continuing operations per diluted share of $0.22 for that quarter.

“During the fourth quarter, we made significant strides in increasing our modular home sales, while continuing to focus on operational improvements and improving our balance sheet,” said William Griffiths, president and CEO of Champion Enterprises, Inc. “In response to the call from FEMA for manufactured homes, we quickly produced 2,000 homes in 13 different factories and, as a result, we were able to meet our customers’ demand for our other products. We remain focused on our lean manufacturing program and driving continued margin improvement, despite the ongoing challenge of higher raw materials costs.”

“In 2005 we demonstrated tremendous progress on many fronts - increasing revenues and earnings, further strengthening our balance sheet, and improving our manufacturing margins, which reached 7.6 percent for the year - and we continue to be enthusiastic about our future,” said Griffiths. “There is still much to accomplish and we expect our substantial momentum to continue into 2006 in our effort to build a better Champion.”

Griffiths concluded, “Looking ahead, we are encouraged by the strength we continue to see in many of our regional operations. Our backlogs remain strong, and we believe that our modular homes are well positioned to play a prominent role later in 2006 as the Gulf Coast rebuilding begins in earnest. In the meantime, we remain focused on driving shareholder value through improved fundamentals and redeployment of our substantial cash resources.”

Fourth Quarter 2005 Conference Call

Champion Enterprises will host a conference on February 10 at 11 a.m. Eastern to discuss these results and current business trends. To listen to the call, please call 888-482-0024 for domestic callers or 617-801-9702 for international callers. The passcode is 91332848. You can also listen to the call via our website at www.championhomes.com under the investor relations link.

A replay of the call will be available approximately one hour after its conclusion through midnight Friday, February 17, 2006. To access the replay, please go to the investor relations link on our website, or call 888-286-8010 for domestic or 617-801-6888 for international. The passcode is 56769012. The replay will also be available at www.championhomes.com website under Audio Archives.

About Champion

Champion Enterprises, headquartered in Auburn Hills, Mich., a leading manufacturer of factory-built housing, has produced more than 1.6 million homes through its family of homebuilders since 1953. Today, Champion operates 32 manufacturing facilities in North America and partners with over 3,000 independent retailers, builders and developers. For more information, please visit www.championhomes.com.

Forward-Looking Statements

This news release contains certain statements, including statements regarding the Company's financial position, working capital, tax loss carryforwards, margins, backlogs, modular home sales growth, and redeployment of our cash, each of which could be construed to be forward-looking statements within the meaning of the Securities and Exchange Act of 1934.

These statements reflect the Company's views with respect to future plans, events and financial performance. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The Company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward-looking statements. These factors are discussed in the Company's most recently filed Form 10-K and other SEC filings, in each case under the section entitled "Forward-Looking Statements," and those discussions regarding risk factors are incorporated herein by reference.

- Tables Follow -

CHB/ 5

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED) (1)

(Dollars and weighted shares in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,	January 1,	%	December 31,	January 1,	%
	2005	2005	Change	2005	2005	Change
Net sales:
Manufacturing	$350,247	$253,727	38%	$1,190,819	$1,002,164	19%
Retail (1)	34,640	27,994	24%	135,371	110,024	23%
Less: intercompany	(9,400)	(21,600)		(53,600)	(97,900)
Total net sales	375,487	260,121	44%	1,272,590	1,014,288	25%

Cost of sales	309,392	212,504	46%	1,055,749	843,261	25%

Gross margin	66,095	47,617	39%	216,841	171,027	27%

Selling, general and administrative expenses	46,413	34,371	35%	151,810	129,096	18%
Mark-to-market charge (credit) for common stock warrant (2)	—	2,000		(4,300)	5,500
Loss on debt retirement	8,956	—		9,857	2,776
Restructuring charges	—	3,300		—	3,300

Operating income	10,726	7,946	35%	59,474	30,355	96%

Interest expense, net	3,119	3,969	(21%)	13,986	17,219	(19%)

Income from continuing operations before income taxes (3)	7,607	3,977	91%	45,488	13,136	246%

Income tax expense (benefit) (4)	1,450	300		3,300	(10,000)

Income from continuing operations	6,157	3,677	67%	42,188	23,136	82%

Loss from discontinued operations, net of taxes (1)	(174)	(5,764)		(4,383)	(6,125)

Net income	$5,983	$(2,087)	387%	$37,805	$17,011	122%

Income from continuing operations	$6,157	$3,677		$42,188	$23,136
Less: dividends on preferred stock	—	(259)		(293)	(936)
Less: amount allocated to participating securities (5)	—	(718)		(952)	(1,485)
Income from continuing operations available to common shareholders	$6,157	$2,700	128%	$40,943	$20,715	98%

Basic income per share (5):
Income from continuing operations	$0.08	$0.05	60%	$0.55	$0.29	90%
Loss from discontinued operations	—	(0.08)		(0.06)	(0.08)
Net income	$0.08	$(0.03)	367%	$0.49	$0.21	133%

Weighted shares for basic EPS	76,003	71,916		74,891	70,494

Diluted income per share (5):
Income from continuing operations	$0.08	$0.05	60%	$0.54	$0.29	86%
Loss from discontinued operation s	—	(0.08)		(0.06)	(0.08)
Net income	$0.08	$(0.03)	367%	$0.48	$0.21	129%

Weighted shares for diluted EPS	77,180	71,916		76,034	71,982

See accompanying Notes to Financial Information.

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CHB/ 6

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED) (1)

(In thousands)

	December 31,	October 1,	January 1,
	2005	2005	2005
Assets
Cash and cash equivalents	$126,979	$131,059	$142,266
Restricted cash	713	509	529
Accounts receivable, trade	49,146	52,251	22,119
Inventories	108,650	98,705	71,616
Current assets of discontinued operations	1,836	2,814	35,463
Other current assets	10,832	14,733	13,535
Total current assets	298,156	300,071	285,528
Property, plant, and equipment, net	91,173	90,554	80,957
Goodwill and other intangible assets	158,101	158,513	126,591
Non-current assets of discontinued operations	2,226	2,404	7,747
Other non-current assets	16,998	13,212	16,219
	$566,654	$564,754	$517,042

Liabilities, Redeemable Convertible Preferred Stock and Shareholders' Equity
Accounts payable	$29,115	$40,630	$13,819
Current liabilities of discontinued operations	3,279	3,661	23,411
Other accrued liabilities	153,697	158,274	139,128
Total current liabilities	186,091	202,565	176,358
Long-term debt	201,727	191,494	200,758
Long-term liabilities of discontinued operations	—	18	432
Other long-term liabilities	31,531	31,241	41,444
Redeemable convertible preferred stock	—	—	20,750
Shareholders' equity	147,305	139,436	77,300
	$566,654	$564,754	$517,042

See accompanying Notes to Financial Information.

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CHB/ 7

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED CASH FLOW STATEMENTS (UNAUDITED) (1)

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005

Net income (loss)	$5,983	$(2,087)	$37,805	$17,011
Loss from discontinued operations	174	5,764	4,383	6,125
Adjustments:
Depreciation and amortization	3,012	2,444	10,738	10,209
Mark-to-market charge (credit) for common stock warrant (2)	—	2,000	(4,300)	5,500
Loss on debt retirement	8,956	—	9,857	2,776
Stock-based compensation	1,666	1,606	5,674	2,349
(Gains) impairment charges on fixed assets	(66)	2,099	(1,691)	1,945
Changes in working capital	(18,206)	(4,792)	(38,022)	(42,135)
Changes in accrued liabilities	(5,808)	(7,278)	7,040	684
Decrease in allowance for tax adjustments (4)	—	—	—	(12,000)
Other	3,005	(4,106)	6,922	217
Cash (used for) provided by continuing operating activities	(1,284)	(4,350)	38,406	(7,319)

Additions to property, plant and equipment	(3,809)	(2,193)	(11,785)	(8,440)
Acquisition of New Era	1	—	(41,416)	—
Proceeds on disposal of fixed assets	355	73	5,576	3,718
Other	(49)	(45)	(104)	(208)
Cash used for investing activities	(3,492)	(2,165)	(47,729)	(4,930)

Decrease in short-term debt	—	—	(8,195)	(29)
Repayment of industrial revenue bond and other debt	(410)	85	(687)	(5,940)
Proceeds from Term Loan	100,000	—	100,000	—
Purchase of Senior Notes	(96,431)	—	(106,316)	(10,395)
Increase in deferred financing costs	(3,567)	—	(3,567)	—
(Increase) decrease in restricted cash	(185)	—	(184)	7,888
Purchase of common stock warrant (2)	—	—	(4,500)	—
Preferred stock issued, net	—	—	—	12,000
Common stock issued, net	758	2,623	2,340	7,777
Dividends paid on preferred stock	—	(259)	(293)	(678)
Cash provided by (used for) financing activities	165	2,449	(21,402)	10,623

Net cash provided by (used for) operating activities of discontinued operations	246	8,981	(3,247)	(6,072)
Net cash provided by investing activities of discontinued operations	303	6,722	30,952	6,722
Net cash used for financing activities of discontinued operations	(18)	(2,078)	(12,267)	(2,626)
Cash provided by (used for) discontinued operations (1)	531	13,625	15,438	(1,976)

(Decrease) increase in cash and cash equivalents	(4,080)	9,559	(15,287)	(3,602)
Cash and cash equivalents at beginning of period	131,059	132,707	142,266	145,868
Cash and cash equivalents at end of period	$126,979	$142,266	$126,979	$142,266

See accompanying Notes to Financial Information.

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CHB/ 8

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL INFORMATION (UNAUDITED)

(1) The company's discontinued operations consists of its traditional retail business, which excludes its ongoing California retail operations, and its former consumer finance business. Prior period traditional retail amounts have been restated to reflect this classification.

(2) During the first half of 2005, the Company recorded credits (income) of $4.3 million for the change in the estimated fair value of its outstanding common stock warrant for 2.2 million shares. In the quarter and year ended January 1, 2005, the Company recorded charges of $2.0 million and $5.5 million, respectively, for this warrant. During the second quarter of 2005, the Company repurchased and subsequently cancelled the common stock warrant in exchange for a cash payment of $4.5 million and the preferred shareholder elected to immediately convert the outstanding Series B-2 and Series C preferred stock into 3.1 million shares of common stock under the terms of the respective preferred stock agreements.

(3) The company evaluates the performance of its manufacturing and retail segments based on earnings before interest, income taxes, and general corporate expenses. A reconciliation of income from continuing operations before income taxes for the three and twelve months ended follows (dollars in thousands):

Three months ended:	December 31,	Related	January 1,	Related	%
	2005	Sales	2005	Sales	Change
Manufacturing segment income	$26,971	7.7%	$15,418	6.1%	75%
Retail segment income	2,115	6.1%	1,258	4.5%	68%
General corporate expenses	(9,704)		(8,330)		16%
Mark-to-market charge for stock warrant	—		(2,000)
Loss on debt retirement	(8,956)		—
Intercompany eliminations	300		1,600
Interest expense, net	(3,119)		(3,969)		(21%)
Income from continuing operations before income taxes	$7,607	2.0%	$3,977	1.5%	91%

Twelve months ended	December 31,	Related	January 1,	Related	%
	2005	Sales	2005	Sales	Change
Manufacturing segment income	$90,286	7.6%	$59,731	6.0%	51%
Retail segment income	8,167	6.0%	5,506	5.0%	48%
General corporate expenses	(35,522)		(27,706)		28%
Mark-to-market credit (charge) for stock warrant	4,300		(5,500)
Loss on debt retirement	(9,857)		(2,776)
Intercompany eliminations	2,100		1,100
Interest expense, net	(13,986)		(17,219)		(19%)
Income from continuing operations before income taxes	$45,488	3.6%	$13,136	1.3%	246%

(4) The effective tax rates for the periods presented differ from the 35% federal statutory rate because the company has a 100% deferred tax asset valuation allowance. In addition, the company is in a federal tax loss carryforward position and tax benefits can only be recorded to the extent of current taxable income. Income tax expense consisted of state and foreign income taxes and the following items: taxes paid for the quarter and year ended December 31, 2005, included $0.8 million for U.S. federal tax on dividends paid by a Canadian subsidiary; taxes for the year ended January 1, 2005, included a $12.0 million decrease in the allowance for tax adjustments.

(5) EPS for periods reported reflect the adoption of EITF 03-6, which requires the use of the two-class method for enterprises with participating securities. The company's participating securities during the periods consisted of its convertible preferred stock and common stock warrant. As a result of the repurchase and cancellation of the warrant and the conversion of all convertible preferred stock in April 2005, the Company's participating securities have been eliminated for future periods.

(6) The Company early adopted SFAS No. 123(R), in the fourth quarter of 2005, effective January 2, 2005 using the modified prospective method of transition. The cumulative effect of the accounting change at January 2, 2005 of $0.23 million (income) was included in selling, general, and administrative expenses and was insignificant to income from continuing operations, income before income taxes, net income, and cash flow from operations. The effect of expensing stock options was less than $0.01 per share in 2005.

CHB/ 9

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL INFORMATION (UNAUDITED)

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES

OTHER STATISTICAL INFORMATION (UNAUDITED)

	Three months ended			Twelve months ended
	December 31,	January 1,	%	December 31,	January 1,	%
	2005	2005	Change	2005	2005	Change
MANUFACTURING
Homes sold
HUD Code	5,415	4,505	20%	18,989	18,782	1%
Modular	1,222	849	44%	3,958	3,274	21%
Canadian	281	226	24%	1,013	922	10%
Total homes sold	6,918	5,580	24%	23,960	22,978	4%
Less: intercompany	123	382	(68%)	867	1,877	(54%)
Homes sold to independent retailers/builders	6,795	5,198	31%	23,093	21,101	9%

Floors sold	12,091	10,693	13%	44,905	44,036	2%

Multi-section mix	65%	85%		79%	85%

Average home prices
Total	$45,600	$43,700	4%	$45,700	$42,000	9%
HUD Code	$40,000	$40,900	(2%)	$41,700	$39,400	6%
Modular	$68,100	$55,900	22%	$63,700	$54,000	18%

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